Richard Evans, Jr. January 9, 2015 232 Phillippa Street Hinsdale, IL Dear Rick, We have very much enjoyed getting to know you during the recent weeks, and I am delighted to confirm our offer of employment. You are invited to join Accretive Health as Senior Vice President, Finance-Corporate Controller and Principle Accounting Officer. Your starting salary will be $300,000.00, per year paid semi-monthly. You will be eligible to participate in the Company’s Annual Bonus Program with an annual bonus target equal to 40% of your salary. The bonus is discretionary and will be earned based upon your performance and that of the company. The performance year for the Annual Bonus Program ends December 31st and your first year bonus target will be pro-rated based on number of full months of employment prior to December 31, 2015. Additionally, you are eligible to participate in the Company's Long Term Incentive Program (the LTI Program") with an annual target equal to 30% of your base salary. Both the annual bonus and annual equity grants will be made at the discretion of management and can be changed, amended, or discontinued at any time. You will also be eligible to participate in the Accretive Health's employee health benefit programs beginning on your first date of employment. Finally, we will offer you a significant stake in the success of our company in the form of an initial option grant for the purchase of 50,000 shares of Accretive Health common stock. This stock option grant will be made after your employment start date, pursuant to the terms and conditions of the Accretive Health 2010 Stock Incentive Plan, (the "Option Plan"). These options shall vest annually over a four year period on the anniversary of the date of grant, (i.e., 25% annual cliff vesting) subject to your continued employment at Accretive Health, in accordance with the terms of the Option Plan. We are extending this offer contingent upon successful completion of routine background and reference checks, including verification of all information reported on your application. In addition, your acceptance of this offer indicates you are willing to participate in, and pass (if applicable), additional screening procedures including immunizations, drug screenings, etc. should they be requested prior to or during your employment with Accretive Health. Your employment with Accretive Health is “at will”, meaning it is terminable at any time by either you or Accretive Health. We will work with you on a mutually agreeable start date, which we anticipate to be on or around January 26, 2015 Richard, we truly believe that we have built the best team in the industry and that you will enjoy working with us. We look forward to receiving your acceptance, and also working with you. If you have any questions please contact me directly at 678.327.9289. Agreed and Accepted: Jeffrey Koppin ________________________________________________ Talent Acquisition Director Richard Evans Date